Exhibit 10.13

WAREHOUSING & DISTRIBUTION AGREEMENT

THIS AGREEMENT is dated on the day of September, 2012.

BETWEEN:

Biologix Hair Science Ltd., of The Business Centre, Upton, St. Michael, Barbados. (the "Company")

AND:

KD Consultoria & Servicios S.A.S. the "Contractor"), of Via 40 No. 73-290, °fie, 310, Edificio Mix Via 40, Barranquilla, Colombia.

WHEREAS:

A.               WHEREAS Contractor provides customers with, among other things, pharmaceutical warehousing, distribution, and inventory services (the "Services")

B.    WHEREAS Company is a marketer and producer of therapeutic and pharmaceutical products (hereinafter, "Stock") and desires to contract with Contractor for certain of Consultant's services under the convenants, terms, and restrictions contained herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF CONTRACTOR

1.1              Appointment of Contractor. The Company hereby appoints the Contractor to perform the Services for the benefit of the Company as hereinafter set forth, and the Company hereby authorizes the Contractor to exercise such powers as provided under this Agreement. The Contractor accepts such appointment on the terms and conditions herein set forth.

1.2              Performance of Services. The Services hereunder have been and shall continue to be provided on the basis of the following terms and conditions:

(a)	the Contractor shall report directly to the Board of Directors of the Company;
(b)
the Contractor shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize maximum professional skill and care to ensure that all services rendered hereunder, including the Services, are to the satisfaction of the Company, acting reasonably, and the Contractor shall provide any other services not specifically mentioned herein, but which by reason of the Contractor's capability the Contractor knows or ought to know to be necessary to ensure that the best interests of the Company are maintained; and

(c)	the Company shall report the results of the Contractor's duties hereunder as may be requested by the Company from time to time.

1.3              Authority of Contractor. The Contractor shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company.

1.4               Independent Contractor. In performing the Services, the Contractor shall be an independent contractor and not an employee or agent of the Company, except that the Contractor shall be the agent of the Company solely in circumstances where the Contractor must be the agent to cam, out its obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require the Contractor to provide the Services exclusively to the Company and the Contractor hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Contractor's behalf and the Contractor or any of its agents shall not be entitled to the fringe benefits provided by the Company to its employees.

ARTICLE 2
CONTRACTOR'S AGREEMENTS

2.1              Expense Statements. The Contractor may incur expenses in the name of the Company as agreed in advance in writing by the Company, provided that such expenses relate solely to the carrying out of the Services. The Contractor will immediately forward all invoices for expenses incurred on behalf of and in the name of the Company and the Company agrees to pay said invoices directly on a timely basis. The Contractor agrees to obtain approval from the Company in writing for any individual expense of $500 or greater or any aggregate expense in excess of $2,000 incurred in any given month by the Contractor in connection with the carrying out of the Services.

2.2              Regulatory  Compliance. The Contractor agrees to comply with all applicable health and regulatory policies in relation to providing the Services, including but not limited to pharmaceutical import and export restrictions in force in Colombia.

2.3              Warehousing Services. Contractor agrees to provide certain warehouse space, management, equipment and related services to Company as set forth herein. The warehouse space shall be located at Contractor's facility at Barranquilla and/or Medellin, Colombia (hereinafter referred to as the "Facility"). The warehouse Facility space is approximately 1200 square feet of storage space and 130 square feet of office space. The Facility shall be maintained structurally and mechanically in good working order by Contractor as required for the purposes of this Agreement. Contractor's services shall include without limitation payment of all Facility maintenance charges, real estate taxes, electrical, plumbing and water, security, insurance, janitorial and supplies. Company shall not be required to pay any expenses in connection with the maintenance or operation of the Facility except as expressly set forth herein.

2.4              Equipment: Contractor agrees to provide the existing warehousing equipment in the Facility. Contractor shall further provide all maintenance of existing equipment and replacement equipment if any of the foregoing is no longer fully operational at any time during the term of this Agreement. Contractor will adequately outfit the facility with such items as reasonably required to support the order/fulfillment volume projected for Company's 2012-2013 requirements. Such equipment shall remain within the Facility and be considered part of this Agreement throughout the term of this Agreement. Any additional equipment for the Facility purchased by Company ("Company Owned Equipment") shall be Company's property. Company assumes full responsibility for all maintenance of Company's owned equipment. Contractor shall not grant any security interest or incur any liens or any other encumbrances on the Company Owned Equipment. Upon termination or expiration of this Agreement, or upon Company's written request, Contractor will promptly return all Company Owned Equipment.

2.5              Additional Space. In the event the Company requires additional warehouse space, Contractor shall make a good faith effort to secure the necessary storage space on behalf of Company at prevailing market rates in Barranquilla and/or Medellin, Colombia.

2.6              Instructions: Shipments. Contractor shall respond to regular electronically transmitted instructions from Company by providing the fulfillment services requested in accordance with this Agreement by such instructions and including packaging and shipment of the Stock identified in the instruction. Shipments will be completed with 2 regular business days in or as otherwise reasonably specified by Company. Contractor will work with Company to make a good faith effort to meet fulfillment goals of Company surrounding specific marketing events, product launch dates or other extraordinary events.

2.7              Exclusions. The provisions of Section 2.6 shall not apply in the case of back orders, items which have not been received by Contractor or are not available to Contractor or for any inability to fill such orders due to strike, riots, storms, fires, explosions, acts of God, war or governmental action, or any other similar cause which is beyond the reasonable control of Contractor. In such case, Contractor will use all reasonable efforts to complete such instructions and shall promptly advise Contractor of such action.

2.8              Ownership. Title and exclusive ownership to the Stock stored and warehoused by and in the possession and control of Contractor shall at all times remain with Company. Neither this Agreement nor any warehouse receipt for the delivery and acceptance of the Stock by Contractor shall be construed to be anything other than a non-negotiable instrument of title.

2.9              Stock from Vendors. All Stock submitted for Contractor's services under this Agreement shall be delivered at Company's expense to the Contractor at the Facility. All such Stock shall be in good condition, properly marked, sized, and packaged for handling. Company shall furnish at or prior to each inbound delivery, a manifest, packing list, order list, or other listing in such style and format as is consistent with the current format being supplied to Contractor by Company or such new format as both parties may agree upon in the future, which identifies each container and its contents. Included therein shall be the brand names, serial numbers (if applicable), SKU numbers, part numbers, size, weight, and insured or declared value of items as are necessary for inventory and distribution, or as may be required by Contractor. Company shall inform Contractor prior to or at delivery of any special precautions necessitated by the nature, conditions, or packaging of the Stock and of all statutory requirements specific to the Stock with which Contractor does or may need to comply. In the event Company acquires Stock from a third party and such Stock does not meet the above requirements, Contractor will use, commercially reasonable efforts to accept such Stock subject to Company paying all Contractor's reasonable costs and expenses in accepting and stocking such items,

2.10             Payment by Contractor. In the event that the Contractor is required by applicable law or for expediency to pay directly for stock required by the Company then the Contractor will notify the Company ten (10) business days in advance of the funds required for the proposed direct purchase. On approval, the Company will pre-pay the amount required directly to the Contractor to complete the purchase on the Company's behalf.

2.11             Company's Inventory. Unless otherwise agreed by the parties, any Stock delivered to Contractor from Company's facility or from a third party facility shall be transported at the expense of Company, freight prepaid. Contractor shall have no duty or obligation to accept stock on a COD (Cash on Delivery) basis.

2.12             Inspection. Contractor reserves the right to open and inspect any packages of Stock received by it for warehousing or distribution. Stock shall not be deemed accepted by Contractor or become subject to this Agreement until it is delivered to the Facility and the bill of lading accepting shipment is signed for by Contractor. Contractor shall not be responsible for any damage to the Stock caused in transit to Contractor's warehouse facility and all Stock is accepted subject to any pre-existing damage.

2.13            Facility Access. Employees of Company with proper identification and proof of employment by Company shall be allowed free access to the warehouse facility during regular business hours. Company agrees to provide 48-hours notice of any warehouse visitors who are not employees of Company. Contractor reserves the right to refuse access to the facility for non-Company employees, however, such refusal shall not be unreasonably given. In the event any employee, visitor, contractor or other person under the direction of Company violates any employee or visitor policies of Contractor, including but not limited to creating a danger to other employees, causing harassment of employees, or disturbing the operation of Contractor, Contractor in its sole discretion shall have the right to have such employee removed from the Facility immediately. Company shall be liable for and shall indemnify and hold Contractor harmless from any and all damages to property or equipment or injuries to persons caused Company's representatives or agents.

2.14             Insurance. Stock stored or warehoused by Contractor is not insured against loss or damage unless Company requests such coverage in writing and pays the applicable premium. In addition Contractor will not be liable for any loss or damages relating to transportation carriers or packaging deficiencies.

2.15             Liability. Contractor shall not be liable to Company for any damage, loss, demurrage, or injury to Stock of Company unless such loss is the result of Contractor's failure, to exercise such care in regard to such Stock or the distribution thereof as a reasonably careful person would exercise under like circumstances, and Contractor shall not be liable for damages that could not have been avoided by the exercise of such care. Accordingly, Contractor shall be liable for all losses, demurrage or injury to Stock caused by the gross negligence or willful misconduct of Contractor. Contractor shall not under any circumstances be liable to Company for any damage, injury, loss, demurrage, or default in its obligations of any kind which arise from the following (each, a "Force Majeure Event"):

a) Fire, war, Act of God, acts of Terrorism, or any natural disaster or calamity,

b) Power outages,

c) Strikes, lockouts or labor disputes at Contractor, its carrier(s), or at any party providing services to Contractor.

d) Any governmental actions, or

e) Acts of gross, reckless, or willful misconduct of the employees of Company

If a Force Majeur Event which materially affects Contractor's ability to perform its obligations under this Agreement continues for more than fourteen (14) business days, then Company may terminate this Agreement upon written notice to Contractor.

2.16             Consequential Damages. Neither party shall be liable to the other or any third party for any indirect or consequential loss or damages, however arising, including but not limited to, loss of income, loss of profit or loss of opportunity, provided that such loss is not caused by the negligence or willful misconduct of such party.

2.17             Inventory Shrinkage. Contractor does not anticipate inventory shrinkage for Stock held by Contractor. Shrinkage is an uncorrectable negative difference between physical and book inventory of stock. Contractor shall not be liable for any Company losses as a result of inventory shrinkage, unless such shrinkage causes the inventory to fall below the Ninety-Eight and One-Half percent (98.5%) inventory accuracy level. Contractor shall be liable for the entire percentage of the discrepancy below this accuracy level. Contractor will replace such percentage of inventory below this accuracy level as determined by Company's external auditor and at price equal to the Company's cost for those items. Inventory accuracy shall be defined as inventory overages minus inventory shortages, as measured by dollar value of the discrepancy and a percentage of total inventory value at cost. The measurement period shall constitute the period of time between physical inventories, which shall be no fewer than one (1) time per calendar year, and no more than twelve (12) times per year, as determined by Company. Accountability shall begin as product is received, using the physical counts by Contractor as a beginning inventory. Shortages will become payable only after two (2) consecutive inventory shortages. The net shortage or overage over the previous two (2) inventories shall be carried to the next inventory. Payment of the first shortage after two (2) consecutive shortages will be made thirty (30) days after reconciliation of the second shortage

2.18             Hours. Inbound shipments to Contractor warehouse and distribution center shall be during Contractor's normal hours as such may change from time to time unless alternative arrangements have been made with Contractor prior to arrival.

2.19             Receipt and Verification. Promptly upon receipt and acceptance of Stock, Contractor shall initiate to Company an electronic facsimile confirmation of receipt of the Stock. All original vendor's packing slips will be forwarded daily to Company via weekly courier.

2.20             Identification. All Stock shall be kept and remain identifiable as Company Stock.

2.21             Removal: No Stock shall be removed from Contractor's warehouses by anyone other than Contractor or its carriers without prior written authorization from Company. Company shall furnish in writing to Contractor the name, address, phone number and any security information required by Company or Contractor of each person who shall have authorization to remove or direct removal of such. Stock. Company shall be responsible for updating such information.

2.22             Freight Charges. Distribution shall be at Company's expense and shall be made on or as soon as reasonably practicable after the date that Contractor receives valid written authorization from Company.

2.23             Distribution. Contractor shall deliver outbound Stock to a carrier chosen by Company for delivery in accordance with the authorized instructions of Company. In the event distribution cannot be made as a result of Contractor's acts or omissions, Contractor shall be responsible for any additional handling charges for such shipment and shall waive any royalty payable for such shipment.

2.24             Commitment of Assets by Contractor: Contractor hereby acknowledges and agrees that it has not and will not claim any security interest, lien or other encumbrance (a "Lien") of any kind (whether consensual or otherwise) in and to all or any portion of the assets of Company, including without limitation the Stock. To the extent any such Lien automatically arises by operation of law, Contractor hereby disclaims any such Lien and shall be deemed to have automatically released any such Lien in favor of Company.

ARTICLE 3
COMPANY'S AGREEMENTS

3.1              Cash Compensation. In consideration of Contractor agreeing to enter into this Agreement and to provide the Services to be rendered by the Contractor pursuant to this Agreement, Company shall pay to Contractor $15,000 per six month period during the term of this Agreement, which amount shall be payable semi-annually in advance of each applicable period. Compensation for any partial period shall be pro-rated on a daily basis.

3.2              Contingent Compensation: As additional consideration for the Services provided hereunder, Company shall pay to Contractor a royalty equal to 4.0% of the wholesale price paid by the clinicians and actually collected by Company in respect of each unit of Revive Formula distributed by Contractor in accordance with this Agreement Company shall provide Contractor with a statement of applicable royalties, along with corresponding royalty payments, within 15 business days following the completion of each calendar quarter during the term of this Agreement. Contractor agrees that each statement shall become incontestable after 120 days following issuance.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.1              Effective Date. This Agreement shall become effective as of September 1, 2012 (the "Effective Date"), and shall continue to August 31, 2014 (the "Term") or until earlier terminated pursuant to the terms of this Agreement

4.2              Termination. Without prejudicing any other rights that the Company may have hereunder or at law or in equity, the Company may terminate this Agreement immediately upon it election to do so, or if it so elects, upon delivery of written notice to the Contractor if:

(a)
the Contractor breaches any material term of this Agreement and such breach is not cured to the reasonable satisfaction of the Company within thirty (30) days after written notice describing the breach in reasonable detail is delivered to the Contractor;

(b)
the Company acting reasonably determines that the Contractor has acted, is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information as provided for in this Agreement;

(c)	the Contractor is unable or unwilling to perform the Services under this Agreement, or

(d)	the Contractor commits fraud, serious neglect or misconduct in the discharge of the Services.

4.3              Termination with Notice. Either the Contractor or the Company may terminate this Agreement by providing at least thirty (30) days prior written notice to the other party.

4.4              Duties UponTermination. Upon termination of this Agreement for any reason, the Contractor shall upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and

(b)
all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts in his possession, provided that the Contractor shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

4.5              Compensation of Contractor on Termination. Upon termination of this Agreement, the Contractor shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement all sums due and payable under this Agreement to the date of termination and the Contractor shall have no right to receive any further payments; provided, however, that the Company shall have the right to offset against any payment owing to the Contractor under this Agreement any damages, liabilities, costs or expenses suffered by the Company by reason of the fraud, negligence or wilful act of the Contractor, to the extent such right has not been waived by the Company.

ARTICLE 5
CONFIDENTIALITY AND NON-COMPETITION

5.1              Maintenance of Confidential Information. The Parties acknowledge that in the course of the appointment hereunder the Parties will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to each other or their respective affiliates, associates or customers (the "Confidential Information"). For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable. The Parties acknowledge that the Confidential Information constitutes a proprietary right, which the Parties are entitled to protect. Accordingly the Parties covenant and agrees that during the Term and thereafter until such time as all the Confidential information becomes publicly known and made generally available through no action or inaction of the Parties, the Parties will keep in strict confidence the Confidential Information and shall not, without prior written consent of the other Party in each instance, disclose, use or otherwise disseminate the Confidential information, directly or indirectly, to any third party.

5.2              Exceptions. The general prohibition contained in Section 5.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)	is available to the public generally in the form disclosed;

(b)	becomes part of the public domain through no fault of either party;

(c)	is already in the lawful possession of either party at the time of receipt of the Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that either party gives the other prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

5.3              Developments. Any information, data, work product or any other thing or documentation whatsoever which the Contractor, either by itself or in conjunction with any third party, conceives, makes, develops, acquires or acquires knowledge of during the Contractor's appointment with the Company or which the Contractor, either by itself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "Developments") during the Term or at any time thereafter during which the Contractor is engaged by the Company that is related to the business of Pharmaceutical Sales and Distribution shall automatically form part of the Confidential Information and shall become and remain the sole and exclusive property of the Company. Accordingly, the Contractor does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Contractor during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights. The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

5.4              Protection of Developments. The Contractor does hereby agree that, both before and after the termination of this Agreement, the Contractor shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 5.3 hereof. If the Company is for any reason unable, after reasonable effort, to secure execution by the Contractor on documents needed to effect any registration or to apply for or prosecute any right or protection relating to the Developments, the Contractor hereby designates and appoints the Company and its duly authorized officers and agents as the Contractor's agent and attorney to act for and in the Contractor's behalf and stead to execute and file any such document and do all other lawfully permitted acts necessary or advisable in the opinion of the Company to effect such registration or to apply for or prosecute such right or protection, with the same legal force and effect as if executed by the Contractor.

5.5              Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Contractor of any of the provisions contained in this Article 5 will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Contractor agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

5.6              Reasonable Restrictions. The Contractor agrees that all restrictions in this Article 5 are reasonable and valid.

ARTICLE 6
MISCELLANEOUS

6.1              Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address set forth above or to such other address as may be designated from time to time by such party in writing.

6.2              Independent Legal Advice. The Contractor acknowledges that:

(a)	this Agreement was prepared for the Company;
(b)	the Contractor has been requested to obtain his own independent legal advice on this Agreement prior to signing this Agreement;
(c)	the Contractor has been given adequate time to obtain independent legal advice;
(d)	by signing this Agreement, the Contractor confirms that he fully understands this Agreement; and
(e)	by signing this Agreement without first obtaining independent legal advice, the Contractor waives his right to obtain independent legal advice.

6.3              Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

6.4              Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Contractor by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

6.5              Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

6.6              Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

6.7              Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

6.8              Assignment. Except as herein expressly provided, the respective rights and obligations of the Contractor and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Contractor and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

6.9              Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

6.10             Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.11             Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

6.12             Time. Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a business day. For the purposes of this Agreement, "business day" means a day which is not Saturday or Sunday or a statutory holiday in Barbados or Colombia.

6.13             Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Contractor and the personal legal representatives of the Contractor.

6.14             Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

6.15             Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in lawful money of the United States of America.

6.16             Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

6.17             Proper Law. This Agreement will be governed by and construed in accordance with the law of Barbados. The parties hereby attorn to the jurisdiction of the Courts in the City of Bridgetown, Barbados.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BIOLOGIX HAIR SCIENCE LTD.		KD Consultoria & Servicios S.A.S.

Per:	/s/ David Csumrik	Per:	/s/ Diego Castresana
	David Csumrik		Diego Castresana

Its:	Authorized Signatory	Its:	Authorized Signatory